EXHIBIT 10.1

UNITED STATES DISTRICT COURT

 FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

DISCOVER GROWTH FUND, LLC, § and ANTILLES FAMILY OFFICE, § LLC,	§
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Plaintiffs,	§
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v.	§	CIVIL ACTION NO. 4:22-CV-755
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CAMBER ENERGY, INC.,	§
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Defendant.	§
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SETTLEMENT AGREEMENT

This Settlement Agreement (“Settlement Agreement”) is entered into by and among Discover Growth Fund, LLC (“Discover”) and Antilles Family Office, LLC (“Antilles,” and with Discover, “Plaintiffs”), each a U.S. Virgin Island limited liability company, and Camber Energy, Inc. (“Defendant”), a Nevada corporation. Plaintiffs and Defendant are each a “Party” to this Settlement Agreement, and collectively are the Parties hereto. This Settlement Agreement shall be effective as of the date last executed by any Party (“Effective Date”).

WHEREAS, on or about June 22, 2020, Defendant entered into a Stock Purchase Agreement with Discover (the “Discover SPA”). Pursuant to the Discover SPA, Discover purchased 630 shares of Defendants Series C Redeemable Convertible Preferred Stock (“Series C Preferred”) in exchange for $6,000,000.00 in cash. There are currently 30 share of Series C Preferred shares remaining under the Discover SPA.

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WHEREAS, on or about July 9, 2021, Defendant entered into a Stock Purchase Agreement with Antilles (the “Antilles SPA 1”). Pursuant to the Antilles SPA 1, Antilles purchased 1,575 shares of Series C Preferred in exchange for

$15,000,000.00 in cash.

WHEREAS, on or about December 30, 2021, Defendant entered another Stock Purchase Agreement with Antilles (the “Antilles SPA 2”, and together with the Discover SPA and Antilles SPA 1, the “SPAs”). Pursuant to the Antilles SPA 2, Antilles purchased 10,544 shares of Defendants Series G Redeemable Convertible Preferred Stock (“Series G Preferred”) in exchange for $5,000,000.00 in cash and $95,000,000.00 in secured promissory notes. In March, 2022, Defendant redeemed 2,636 shares of Series G Preferred from Antilles, leaving a balance outstanding of 7,908.

WHEREAS, as set forth in the Certificate of Designations of Preferences and Rights of the Series C Preferred and Series G Preferred (“Series C COD” and “Series G COD,” respectively), the Series C Preferred and Series G Preferred can be converted into free trading shares of Defendants common stock, which can then be resold on the NYSE American stock exchange where Defendants shares trade (the “Principal Market”), enabling Plaintiffs to recoup their investment and, hopefully, earn a profit.

WHEREAS, pursuant to Section 8(a) of each of the CODs, in order to ensure that the stockholder does not become an affiliate of Defendant or subject to reporting obligations, conversions are limited to a maximum of 9.99% of Defendants total outstanding shares at one time.

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WHEREAS, as a public company, Defendant is required to file adequate public information with the SEC pursuant to the Exchange Act.

WHEREAS, pursuant to Section 4(B) of the Discover SPA and Antilles SPA 1, and Section 5(B) of Antilles SPA 2, Defendant agreed that it “will timely file all reports required to be filed by [Defendant] pursuant to the Exchange Act. As long as Investor owns any Shares, [Defendant] will prepare and make publicly available such information as is required for Investor to sell its Conversion Shares under Rule 144.”

WHEREAS, Rule 144 under the Securities Act of 1933 provides a safe harbor that would allow plaintiffs to convert their preferred shares into common stock, and sell the common stock in the public market—provided that Defendant has complied with its periodic reporting requirements under the Exchange Act. 17 CFR § 144(c). If Defendant is not current in its filings, Plaintiffs are not able to rely on Rule 144 to sell their shares.

WHEREAS, between January 1, 2022 and March 7, 2022, Discover converted approximately 488 Series C Preferred shares to common shares, however has been unable to convert its remaining 30 Series C Preferred shares to common shares and sell them in the Principal Market in reliance on Rule 144 because the Defendant has not filed a Form 10-K since June 2020, and has not filed a Form 10-Q since December 2020.

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WHEREAS, Plaintiffs have each entered into four separate forbearance agreements with Defendant, dated October 8, November 18, December 2, and December 24, 2021 (the “Forbearance Agreements”), relating to Defendant not timely filing its public reports.

WHEREAS, on March 9, 2022, Plaintiffs filed a Verified Complaint against Defendant in the United States District Court for the Southern District of Texas (Case No. 4:22-cv-755 (the “Litigation”)).

WHEREAS, in their Verified Complaint, Plaintiffs have alleged causes of action for Breach of Contract, all arising out of Defendants alleged material breaches of its obligations under the SPAs and CODs (the “Claims”).

WHEREAS, the Parties desire to compromise, settle, and discharge all claims asserted in the Litigation.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, including good and valuable consideration, the sufficiency of which is hereby acknowledged, it is agreed as follows:

1. Exchange. In exchange for the Claims and conversion of shares of Defendants convertible Series C Preferred and Series G Preferred stock that Plaintiffs have presented or will present to Defendant for conversion, Defendant shall issue and deliver to Plaintiffs free trading shares of Defendants common stock, in such amounts as provided in Defendants applicable CODs, filed with the Nevada Secretary of State (the “Conversion Shares”), and Defendant shall cause its officers, directors, and agents, including its transfer agent, to effectuate the foregoing.

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2. For each such issuance of Conversion Shares, Defendant will provide Plaintiffs with a legal opinion from counsel of Defendants choosing in standard form acceptable to Plaintiffs, including, without limitation, that the Conversion Shares have been duly authorized by Defendant, and upon issuance and delivery in accordance with the terms of this Agreement, the Conversion Shares will be validly issued, fully paid, and nonassessable, and are free trading and may be issued without restrictive legend.

3. Defendant will immediately and irrevocably reserve 500,000,000 shares of common stock for issuance to Plaintiffs. For the avoidance of doubt, Defendants obligation to increase the share reserve in accordance with the SPAs will remain in full force and effect, subject to further modification based upon future events or occurrences as set forth in the CODs, including as affected by the conversion and issuance of common stock under this Settlement Agreement.

4. Conditioned Upon Order. This Settlement Agreement is conditioned upon obtaining a court order approving the settlement between the Parties that is, in their sole discretion, acceptable to Plaintiffs. The Parties will jointly request a stipulated order (a) finding under Section 3(a)(10) of the Securities Act that the exchange provided for herein is fair, that the Conversion Shares are not required to be registered under the Securities Act, and that Plaintiffs are not required to register as dealers pursuant to Section 15(b) of the Exchange Act, (b) requiring 500,000,000 shares of Defendants common stock to be reserved for issuance on conversion of all shares of Defendants preferred stock currently held by Plaintiffs, or which Plaintiffs are entitled to acquire under the SPAs, and (c) requiring immediate issuance of free trading shares of common stock by Defendant and its transfer agent ClearTrust, LLC, and any subsequent transfer agent (the “Transfer Agent”) on delivery of a conversion request regarding shares of Series C Preferred and Series G Preferred. The Parties agree to file a joint stipulation deferring Defendants deadline to answer or otherwise respond to the Lawsuit pending entry of such an order. If such an order is not obtained Plaintiffs may terminate this Settlement Agreement on written notice and it will be of no force or effect. In the event such an order is not obtained, the Parties agree to file a joint stipulation setting Defendants deadline to answer or otherwise respond to the Lawsuit for 21 days following the Court’s denial of such an order.

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5. All of the SPAs, CODs, and the Promissory Notes executed and delivered by the Plaintiff Antilles in favor of the Defendant (the “Antilles Notes”) remain in full force and effect. For greater certainty: (i) Antilles shall not be entitled to sell or convert any Series G Preferred unless Antilles has paid all amounts owing under the Antilles Notes; (ii) the Defendant is still entitled to redeem the Series G Preferred pursuant to the terms of the SPAs and/or Antilles Notes, and (iii) Defendant has not provided and shall not provide Plaintiffs any non-public material information in connection with this Settlement Agreement, the SPAs, or any related agreements or transactions.

6. Releases of Defendant. In exchange for the issuance of the Conversion Shares as provided herein, each Plaintiff, on behalf of itself and on behalf of each of its predecessors, successors, parents, subsidiaries, shareholders, and affiliated and/or related companies, and each of its respective present and former officers, directors, shareholders, employees, representatives, business entities, executors, administrators, conservators, assignors and assignees (collectively, the “Plaintiff Releasing Parties”), agrees to release, compromise, and settle the Claims expressly asserted in the Litigation against Defendant, and not to seek any money damages related thereto, and hereby knowingly and voluntarily fully and forever absolutely and irrevocably waives, releases, and discharges Defendant and its predecessors, successors, parents, subsidiaries, and affiliated and/or related companies and entities, and each of their respective present and former officers, directors, shareholders, partners, members, employees, representatives, agents, attorneys, advisors, business entities, executors, administrators, conservators, assignors and assignees and all parties acting through, under or in concert with them, and each of them, in their individual and representative capacities (collectively, the “Defendant Released Parties”) from the Claims.

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7. Defendant agrees to release, compromise, and settle all claims known and unknown as to Plaintiffs. Specifically, Defendant, on behalf of itself and on behalf of each of its predecessors, successors, parents, subsidiaries, shareholders, and affiliated and/or related companies, and each of its respective present and former officers, directors, shareholders, employees, representatives, business entities, executors, administrators, conservators, assignors and assignees (collectively, the “Defendant Releasing Parties”) hereby knowingly and voluntarily fully and forever absolutely and irrevocably waives, releases, and discharges Plaintiffs and their predecessors, successors, parents, subsidiaries, and affiliated and/or related companies and entities, and each of their respective present and former officers, directors, shareholders, partners, members, employees, representatives, agents, attorneys, advisors, business entities, executors, administrators, conservators, assignors and assignees and all parties acting through, under or in concert with them, and each of them, in their individual and representative capacities (collectively, the “Plaintiff Released Parties”) from any and all claims, charges, complaints, grievances, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, indemnity, attorneys” fees, expenses, damages, judgments, orders, and liabilities of whatever kind and/or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which have existed or may have existed, or which do exist or which hereafter can, shall, or may exist as of the date this Agreement is executed, including, without limitation, any that are based upon or connected with any requirement that any of the Released Parties was or is required to register as a dealer under federal securities laws, and all matters related thereto (collectively, the “Released Claims”). The Releasing Parties, and each of them, expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits conferred by any law which would limit the scope of the release provided above. The Defendant Releasing Parties acknowledge that they or any of them may hereafter discover facts in addition to or different from those which they now know to be true with respect to the subject matters of the claims released herein, but hereby stipulate and agree that they have fully, finally, and forever settled and released any and all such claims, whether known or unknown, suspected or unsuspected, contingent or non-contingent, concealed or hidden, which now exist or heretofore existed upon any theory of law or equity now existing or coming into existence in the future, without regard to the discovery or existence of such different or additional facts.

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8. Obligation to Indemnify. Defendant will indemnify and hold Plaintiffs, their Affiliates, managers and advisors, and each of their respective officers, directors, shareholders, partners, employees, representatives, agents, and attorneys, and any person who controls Plaintiffs within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, “Investor Parties” and each an “Investor Party”), harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, reasonable costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys” fees and costs of investigation (collectively, “Losses”) that any Investor Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants, or agreements made by Defendant in this Settlement Agreement, in the SPAs, or in any other agreement between either Plaintiff and Defendant relating to the SPAs (the SPAs and related agreements constituting the “Transaction Documents”), (b) any action by Defendant or a creditor or stockholder of Defendant who is not an Affiliate of an Investor Party, challenging the transactions contemplated by the Transaction Documents, or (c) any action based upon, connected with, or otherwise arising out of or in any way relating to any Transaction Documents, the resale of Conversion Shares or any shares of Defendant’s common stock by Plaintiffs, any requirement that any of the Released Parties was or is required to register as a dealer under federal securities laws, and all matters related thereto; provided, however, that Company will not be obligated to indemnify any Investor Party for any Losses finally adjudicated to be caused solely by such Investor Party’s unexcused material breach of an express provision of this Agreement or another Transaction Document.

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9. Procedure for Indemnification. If any action will be brought against an Investor Party in respect of which indemnity may be sought pursuant to this Settlement Agreement, Plaintiffs will promptly notify Defendant in writing, and Defendant will have the right to assume the defense of such action with counsel of its own choosing. Investor Parties will have the right to employ separate counsel in any such action and participate in the defense thereof, but the reasonable fees and expenses of such counsel will be at the expense of Investor Parties except to the extent that (a) the employment thereof has been specifically authorized by Defendant in writing, (b) Defendant has failed after a reasonable period of time to assume such defense and to employ counsel or (c) in such action there is, in the reasonable opinion of such separate counsel, a material conflict with respect to the dispute in question on any material issue between the position of Defendant and the position of Investor Parties such that it would be inappropriate for one counsel to represent Defendant and Investor Parties. Defendant will not be liable to Investor Parties under this Settlement Agreement (i) for any settlement by an Investor Party effected without Defendant’s prior written consent, which will not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage, or liability is either attributable to Investor’s breach of any of the representations, warranties, covenants, or agreements made by Investor in this Settlement Agreement or in the other Transaction Documents. In no event will Defendant be liable for the reasonable fees and expenses for more than one separate firm of attorneys (plus local counsel as applicable) to represent all Investor Parties. Other than the liability of Plaintiffs to Defendant for uncured material breach of the express provisions of this Settlement Agreement, no Investor Party will have any liability to Defendant or any person asserting claims on behalf of or in right of Defendant as a result of acquiring the Conversion Shares pursuant to this Settlement Agreement.

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10. Execution of Additional Documents. The Parties shall work in good faith and execute and deliver the documents necessary for completing the terms of the Settlement Agreement, including, but not limited to, the filing of required documents in the Litigation.

11. Acknowledgement of Consideration: Each Party acknowledges the consideration being received by it for the execution of this Settlement Agreement, and acknowledge the sufficiency of consideration for each such agreement.

12. Fees and Costs. Each Party will bear its own fees and costs related to the Litigation and the preparation and negotiation of this Settlement Agreement.

13. Binding on Successors and Assigns. This Settlement Agreement is binding upon and shall inure to the benefit of each Party and its respective successors and assigns, together with the present or former officers, directors, agents, or employees of each Party.

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14. Entire Agreement. This Settlement Agreement, together with the CODs, constitute the entire agreement and understanding between the Parties with respect to the subject matters set forth herein, and supersedes and replaces any prior agreements and understandings, whether oral or written, between and among them with respect to such matters. The provisions of this Settlement Agreement or the SPAs may be waived, altered, amended, or repealed in whole or in part only upon the written consent of all Parties.

15. Counterparts. This Settlement Agreement may be executed in separate counterparts by the Parties, and each counterpart when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

16. Advice of Counsel. Each of the Parties has been represented by counsel in the preparation of this Settlement Agreement.

17. Interpretation. This Settlement Agreement is among financially sophisticated and knowledgeable parties and is entered into by the Parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the Party who prepared (or caused the preparation of) such agreement or the relative bargaining power of the Parties.

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18. Authority. As of the Effective Date of this Agreement, each Party hereto represents and warrants that it is an entity duly formed, validly existing, and in good standing under the laws of its jurisdiction of organization. Each Party further represents and warrants that it has full power and authority to enter into this Agreement and to perform its obligations hereunder. Each Party represents and warrants that the execution, delivery, and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval. Each Party represents and warrants that the person signing this Settlement Agreement in a representative capacity on its behalf has that Party’s authority to so sign and that it will be bound by the signatory’s execution of this Settlement Agreement.

19. Severability. If any provision of this Settlement Agreement is determined to be invalid or unenforceable, then (i) the remainder of this Settlement Agreement, or the application of such term, covenant, or condition to the Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, or condition of this Settlement Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties covenant and agree to renegotiate any such term, covenant, or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant, or condition of this Settlement Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Settlement Agreement are to be effectuated.

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20. Waiver. No relaxation, forbearance, delay, or indulgence by a Party in enforcing its rights hereunder or the granting of time by such Party will prejudice or affect its rights hereunder. No waiver of a breach or provision of this Agreement will be deemed effective, unless provided in writing by the allegedly waiving Party. A waiver by a Party of a breach or provision will not operate as a waiver of any other breach or provision, or of any subsequent or continuing breach.

21. No Admissions. Each of the Parties acknowledges and agrees that this Settlement Agreement constitutes a compromise settlement of disputed claims. Neither the fact of, nor any provision contained in this Settlement Agreement, nor any action taken pursuant to its terms will constitute, or be construed as, or be asserted to be, an admission of any wrongdoing, fault, or liability of any kind on the part of any Party. This Settlement Agreement will not be offered or be admissible as evidence against any Party or cited or referred to in any action or proceeding except an action or proceeding to enforce this Settlement Agreement. In any action or proceeding to enforce this Settlement Agreement in which this Settlement Agreement is admitted into evidence or otherwise considered, the Settlement Agreement will not constitute an admission by any Party or a waiver of any claims or defenses any Party may have or assert.

22. Headings and Captions. Headings and captions used in this Settlement Agreement are for ease of reference only, and do not constitute part of this Settlement Agreement, nor will they be used as an aid in the construction hereof.

23. Multiple Copies. This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, and INTENDING TO BE LEGALLY BOUND, each Party hereby sets its hand and seal as of the date set forth below.

DISCOVER GROWTH FUND, LLC

By: /s/ John P. Burke

Title: CEO

Date: 04/11/2022

ANTILLES FAMILY OFFICE, LLC

By: /s/ Sheniqua Rouse-Pierre

Title: Treasurer of GP

Date: 04/11/2022

CAMBER ENERGY, INC.

By: /s/ James A. Doris

Title: President

Date: 04/10/2022

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